STEPHEN B. SCHNEER LLC
                                 Attorney at Law
                                605 THIRD AVENUE
                              NEW YORK, N.Y. 10158
                               Tel. (212) 972-1100
                               Fax (212) 983-5271

                                                        August 27, 2002

Securities and Exchange Commission
Washington, D.C. 20549


RE:     The Stockgame Company
        Registration Statement on Form 10-SB
        File No. 000-49902

Dear Ms. Lee

        Due to staff comments tha thave been made and must be completed and other issues that must be resolved, the registrant hereby requests that its Registration Statement on Form 10-SB be withdrawn from registration.

                                                        Sincerely,

                                                     /s/Stephen B. Schneer, Esq.
                                                        Stephen B. Schneer, Esq.